Exhibit 10.3

SCHLUMBERGER LIMITED

RESTORATION SAVINGS PLAN

(As Established Effective June 1, 1995,

and conformed to include amendments through January 1, 2009)

SCHLUMBERGER LIMITED

RESTORATION SAVINGS PLAN

(As Established Effective June 1, 1995,

and conformed to include amendments through January 1, 2009)

ARTICLE I

DEFINITIONS

Section 1.1 “Account” shall mean the account maintained on behalf of each Participant or Former Participant which reflects the Participant’s or Former Participant’s Elective Deferrals, Matching Contributions, if any, and Interest.

Section 1.2 “Administrative Committee” shall mean the Administrative Committee of the Schlumberger Limited Pension Plan.

Section 1.3 “Affiliate” shall mean any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation. Affiliate shall also include any corporation or other trade or business which, together with Schlumberger Limited, is “under common control” as determined in accordance with Section 414(b) or (c) of the Code, as may be modified by Section 415(h) of the Code.

Section 1.4 “Base Compensation” shall mean Compensation, excluding any bonus or incentive payment.

Section 1.5 “Beneficiary” shall mean the individual designated by a Participant or Former Participant in accordance with Section 3.3 who is entitled to benefits under the Plan in the event of a Participant’s or Former Participant’s death.

Section 1.6 “Board of Directors” shall mean the Board of Directors of Schlumberger Limited.

Section 1.7 “Code” shall mean the Internal Revenue Code of 1986, as may be amended.

Section 1.8 “Compensation” shall mean the aggregate amount of compensation paid by the Employer or an Affiliate to an Employee during a calendar year, including normal salary, wages, overtime compensation, commissions, bonuses and salary deferral amounts under Section 401(k) of the Code, if any, and excluding:

(a) compensation for employment during any period in which an individual is not an Employee;

(b) any special payment of compensation, including but not limited to, income arising pursuant to the exercise of a stock option, field meal allowance, early retirement payments, severance payments, pay in lieu of vacation, tuition reimbursement, moving allowances;

(c) payment by the Employer on behalf of the Participant to this or any other qualified or non-qualified pension, profit sharing, savings or other employee benefit plan.

Section 1.9 “Effective Date” shall mean June 1, 1995, the effective date of the Plan.

Section 1.10 “Elective Deferrals” shall mean the amount of Excess Compensation an Eligible Employee elects to defer in accordance with Section 4.1 of the Plan.

Section 1.11 “Eligible Employee” shall mean an Employee who is on a U.S. based payroll or is seconded by an Employer to a foreign country and is on the payroll of Schlumberger Resources, Inc.

Section 1.12 “Employee” shall mean an employee of the Employer who is employed by and carried on the payroll of the Employer.

Section 1.13 “Employer” shall mean Schlumberger Limited and any Affiliate who has adopted the Plan for the benefit of its Eligible Employees.

Section 1.14 “Enrollment Period” shall mean the 31 day period beginning May 1, 1995. Effective after June 1, 1995, Enrollment Period means the 30 day period beginning November 1, 1995 and each November 1 thereafter.

Section 1.15 “Excess Compensation” shall mean the amount of Compensation paid to an Employee during a calendar year in excess of $150,000, as such amount may be adjusted in accordance with Section 401(a)(17) of the Code.

Section 1.16 “Former Participant” means an Employee of the Employer or an Affiliate who was a Participant and continues to have an Account under the Plan.

Section 1.17 “Interest” shall mean the amount of interest allocated to a Participant’s Account. Such amount shall mirror the interest earnings of the Fixed Income Fund under the Schlumberger Master Profit Sharing Trust.

Section 1.18 “Matching Contribution” shall mean the amount contributed by the Employer in accordance with Section 4.4.

Section 1.19 “Participant” shall mean an Eligible Employee who meets the eligibility requirements of Section 2.2 and has commenced, but not terminated, participation in the Plan in accordance with the provisions of Article III of the Plan.

Section 1.20 “Plan” shall mean the Schlumberger Limited Restoration Savings Plan as set forth herein and as may be amended.

Section 1.21 “Plan Year” shall mean June 1, 1995 through December 31, 1995 and each calendar year thereafter.

Section 1.22 “Trust” shall mean the Schlumberger Executive Deferred Compensation Trust, a grantor trust.

Section 1.23 “Vested” shall mean non-forfeitable.

Unless the context of the document clearly provides otherwise, all masculine pronouns when used in the Plan shall be deemed to include the feminine gender and any feminine pronouns shall be deemed to include the masculine gender.

ARTICLE II

ELIGIBILITY

Section 2.1 Employer Determination

Each year, prior to the Enrollment Period, the Employer shall determine those Eligible Employees who may participate in the Plan during the subsequent Plan Year. Such determination shall be made in accordance with the requirements set forth in Section 2.2.

Section 2.2 Eligibility Requirements

An Eligible Employee may participate in the Plan if such Eligible Employee is projected to have Excess Compensation in the subsequent Plan Year. In determining whether an Eligible Employee is projected to have Excess Compensation, the Employer shall look to the Eligible Employee’s Base Compensation for the then current calendar year and the maximum projected bonus potential payable in the first quarter of the subsequent Plan Year based on the Employee’s current grade and salary level. If the sum of the Eligible Employee’s Base Compensation and the maximum projected bonus potential exceeds the limitation set forth in Section 401(a)(17) of the Code, the Employee is eligible to participate in the Plan during the subsequent Plan Year.

The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1974 for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

ARTICLE III

PARTICIPATION

Section 3.1 Commencement of Participation

During each Enrollment Period, an Eligible Employee who meets the requirements of Section 2.2 may elect to participate in the Plan by completing the necessary deferral election forms. Such forms shall be provided to each Eligible Employee during the Enrollment Period by the Personnel Department of Schlumberger Limited.

In order to become effective, an Eligible Employee’s deferral election must be filed with such employee’s Personnel Department on or before the last day of the Enrollment Period. Any election filed after the Enrollment Period shall not become effective.

An Eligible Employee who elects to participate within an Enrollment Period shall become a Participant on the first day of the next following Plan Year.

Section 3.2 Cessation of Participation

A Participant shall cease to be a Participant as of the earliest of: (i) the date on which the Plan terminates; (ii) the date on which the Participant is no longer an Eligible Employee; (iii) the first day of any Plan Year in which the Participant fails to meet the eligibility requirements of Section 2.2; or (iv) the first day of any Plan Year in which the Participant does not elect to participate or fails to enroll within the applicable Enrollment Period.

A Participant who ceases to be a Participant in accordance with (ii), (iii) or (iv) of the preceding paragraph shall become a Former Participant if such Participant retains an Account under the Plan.

Section 3.3 Beneficiary Designation

Subject to the requirements of this Section 3.3, a Participant or Former Participant may designate, in writing, a Beneficiary who is entitled to receive the benefits hereunder in the event of the Participant’s or Former Participant’s death.

The Beneficiary of a Participant or Former Participant who is married is automatically the Participant’s or Former Participant’s spouse. A married Participant or Former Participant may designate a Beneficiary other than the spouse only if such spouse consents, in writing, to such designation. In order to be effective, such spousal consent must (i) acknowledge the effect of waiving the benefit such spouse is otherwise entitled to receive; (ii) consent to the designated Beneficiary; (iii) acknowledge that the Beneficiary designation is not valid unless the spouse agrees to such designation and (iv) be witnessed by a notary public or authorized Plan representative.

A Participant or Former Participant who is not married may designate any individual or person as Beneficiary.

A Beneficiary designation shall only become effective upon receipt by the Personnel Department of the Employer. Any Beneficiary designation filed with the Employer shall supersede any prior designation on file upon receipt by the Employer.

In the absence of any Beneficiary designation, payments upon the death of the Participant or Former Participant shall be made to the first named Beneficiary or class of Beneficiaries, of the following successive Beneficiaries who survive the Participant or Former Participant: (1) the surviving spouse, if any; (ii) one share to each child of the Participant or Former Participant, whether or not the child is then living, except that the share of a deceased child of the Participant or Former Participant shall be divided, per stirpes, among the then living descendants of such deceased child; (iii) father and mother, equally, or to the survivor; (iv) surviving brothers and sisters, equally; (v) a duly appointed executor or administrator of the Participant’s or Former Participant’s estate. For purposes of this paragraph, “child” “children” or “descendants” shall include legally adopted children.

ARTICLE IV

CONTRIBUTIONS

Section 4.1 Elective Deferral Amounts

Except as provided in Section 4.2, an Eligible Employee may irrevocably elect to defer, in any whole percentage, an amount from 1% to 15% of such Eligible Employee’s Excess Compensation.

A Participant’s Elective Deferral shall go into effect as of the first payroll period in which such Participant receives Excess Compensation and shall remain in effect throughout the Plan Year. A Participant may change an Elective Deferral only as provided in Section 4.3.

Elective Deferrals shall be paid to the Trust as soon as practicable following the payroll period in which such amount would have been payable to the Participant in cash, but for such Participant’s election to defer.

Section 4.2 Special Rule for Short Plan Year

Notwithstanding the provisions of Section 4.1, in the event a Participant’s Compensation from January 1, 1995 through May 31, 1995 exceeds the limitation of Section 401(a)(17) as of the Effective Date, such Participant may elect to defer up to 15% of Excess Compensation during the initial Plan Year, provided that such amount does not exceed 10% of the Participant’s Excess Compensation on an annualized basis for such Plan Year.

Section 4.3 Changing Elective Deferrals

A Participant may increase an Elective Deferral only during the Enrollment Period.

A Participant may decrease or cease an Elective Deferral as of the first day of any calendar quarter by filing written notice of such change with such Participant’s Employer. Such change shall only become effective if written notice is received at least 30 days prior to the first day of the calendar quarter in which such change is to occur and the Participant’s service giving rise to such Excess Compensation has not yet occurred.

Section 4.4 Matching Contributions

Each Year following the close of the Plan Year, the Employer shall determine the Matching Contribution.

The Matching Contribution shall be equal to 50% of the first 6% of each Participant’s Elective Deferrals made during the preceding Plan Year, provided that the Participant continues to be employed by the Employer or an Affiliate on the last day of such Plan Year. Notwithstanding the preceding sentence, in any Plan Year in which the Employer is not profitable, as determined in the sole discretion of the Employer, such Matching Contribution shall be zero.

Matching Contributions shall be paid to the Trust by the Employer as soon as practicable following the determination of such amount on behalf of all Participants who are eligible to receive a Matching Contribution for the Plan Year. Matching Contributions shall be allocated to a Participant’s account in accordance with Section 5.2.

ARTICLE V

ALLOCATION OF CONTRIBUTIONS AND INTEREST

Section 5.1 Allocation of Elective Deferrals

As of each calendar quarter, the Employer shall allocate the Elective Deferrals made during such quarter to a Participant’s Account. Such amount shall be credited with Interest as of the last day of the calendar quarter following the calendar quarter in which the Elective Deferral was made. Interest shall be allocated in accordance with Section 5.3.

Section 5.2 Allocation of Matching Contributions

As of the end of each Plan Year, the Employer shall allocate the Matching Contribution, if any, among the Accounts of Participants or Former Participants who made Elective Deferrals during the Plan Year, provided that the Participant or Former Participant continues to be an Employee of the Employer or an Affiliate on the last day of the Plan Year.

Matching Contributions shall be credited with Interest for the year in which such contribution was actually made, as if such amount had been paid to the Trust on the first day of such year. Interest shall be allocated in accordance with Section 5.3.

Section 5.3 Allocation of Interest

Interest shall be allocated to a Participant’s or Former Participant’s Account as of the last day of each calendar quarter. Such amount shall be allocated based on the amount then standing in such Account.

ARTICLE VI

VESTING

Section 6.1 Vesting

Subject to the provisions of Section 6.2, a Participant, or Former Participant shall have a Vested right to benefits in accordance with this Section 6.1:

(a) A Participant or Former Participant shall be 100% Vested in their Elective Deferrals, plus any Interest thereon, at all times.

(b) A Participant or Former Participant shall have a Vested right to Matching Contributions allocated to such Participant’s or Former Participant’s Account, plus any Interest thereon, in accordance with the following schedule:

Completed Years of Service	Vested Percentage
Less than 3 years	0%
3 but less than 4	33 1/3%
4 but less than 5	66 2/3%
5 or more	100%

“Service” shall include any period of “Active Service” as such term is defined under the Schlumberger Limited Savings and Profit Sharing Plan.

(c) Notwithstanding the provisions of (b) above, a Participant or Former Participant shall become 100% Vested in the event of death, attainment of age 60, termination of the Plan or a “change in control”.

For purposes of this paragraph (c), a “change in control” shall mean a change in the ownership or control of the Employer such that any one person, or more than one person acting as a group, acquires or holds stock representing more than 50 percent of the total fair market value or total voting power of the stock of the Employer.

For purposes of the preceding paragraph, persons will not be considered to be “acting as a group” merely because they happen to purchase or own stock of the Employer at the same time, or as a result of the same public offering. However, persons will be considered to be “acting as a group” if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or other similar business transaction with the Employer.

Section 6.2 Violation of Confidential Agreements

Notwithstanding the provisions of Section 6.1, a Participant or Former Participant shall forfeit any Vested right to such Participant’s or Former Participant’s Account in the event it is determined by the Administrative Committee that such Participant or Former Participant has engaged in a dishonest act injurious to the finances or reputation of the Employer or any of its Affiliates or that such Participant or Former Participant has violated a Patent and Confidential Information Agreement between such individual and the Employer or any of its Affiliates or any other confidential arrangement involving the Employer or any of its Affiliates to which such individual is a party or by which such individual is bound.

Section 6.3 Right to Account in the Event of Bankruptcy

Notwithstanding anything to the contrary contained herein, in the event the Employer is determined to be insolvent or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, a Vested Participant or Vested Former Participant shall have the same standing as any other general creditor of the Employer and shall be entitled to recover any benefits then standing in such Participant’s or Former Participant’s Vested Account only to the extent such amount is made available to such individual in accordance with the bankruptcy proceedings as determined by the federal courts. the Employer will be considered “insolvent” for purposes of the Plan if the Employer is unable to pay its debts as they become due.

ARTICLE VII

FORM AND TIMING OF PAYMENT

Section 7.1 Form of Payment

Payment of a Participant’s or Former Participant’s Account shall be made in a single lump sum cash payment. No other forms of payment are available under the Plan.

Section 7.2 Timing of Benefit Payment

A Participant or Former Participant (or, if applicable, the Beneficiary of such Participant or Former Participant) shall receive a distribution of the Vested portion of his Account in the event such Participant or Former Participant dies, retires, separates from service for any reason or becomes disabled. Payment shall be made as soon as practicable following the close of the calendar quarter immediately following a Participant’s or Former Participant’s death, retirement, separation from service or disability, whichever occurs first, subject to the requirement of (a) and (b) below.

(a) For purposes of determining whether a Participant or Former Participant has separated from service, a Participant or Former Participant who continues to be paid from the payroll of the Employer, as a result of a continuing contractual agreement to provide services to the Employer or an Affiliate for a specified period of time, shall not be deemed to have separated from service until the termination of such period or, if earlier, until such Participant or Former Participant commences to receive benefit payments under a qualified defined benefit plan sponsored by the Employer or an Affiliate.

(b) Payment to a Participant or Former Participant as a result of disability shall be made in the calendar quarter immediately following the date such individual ceases to be covered under the Employer’s, or, if applicable, an Affiliate’s, salary continuance program. Salary continuance shall include those programs sponsored by the Employer or an Affiliate that provide for the continuation of salary during a period of short-term disability in which the Employee continues to be carried on the Employer’s or Affiliate’s payroll.

No payment shall be made from the Plan to a Participant or Former Participant while such Participant or Former Participant is actively employed by the Employer or an Affiliate.

A Participant or Former Participant shall have no right to defer payment of benefits to a date later than the date provided in this Section 7.2.

ARTICLE VIII

MERGER, AMENDMENT AND TERMINATION

Section 8.1 Merger, Consolidation or Acquisition

In the event of a merger, consolidation or acquisition where the Employer is not the surviving corporation, the Plan shall terminate with respect to such Employer and no further Elective Deferrals shall be made to the Plan by any Participant or other Eligible Employee of such Employer. Any amount then standing in a Vested Account shall be paid as soon as practicable following such merger, consolidation or acquisition.

Section 8.2 Amendment and Termination

The Board of Directors may amend, modify or terminate the Plan in whole or in part at any time. In the event the Plan is terminated, any unpaid Vested Accounts shall immediately become due and payable and shall be distributed as soon as practicable following termination of the Plan, but in no event later than the last day of the calendar year in which such termination occurs.

ARTICLE IX

ADMINISTRATION

Section 9.1 Administration

The Plan shall be administered, construed and interpreted by the Administrative Committee. Any determination made by the Administrative Committee, including any determination as to eligibility, the amount of benefits or the interpretation of any Plan provision, shall be conclusive and binding on all persons, including a Participant, a Former Participant, a Beneficiary, the Employer, an Affiliate or an Employee. A member of the Administrative Committee who is also a Participant or Former Participant in the Plan must abstain from voting on any matter relating specifically to such Participant’s or Former Participant’s own Account under the Plan.

Section 9.2 Expenses

Expenses of the Plan may be paid by the Trust unless otherwise paid by the Employer.

Section 9.3 Indemnification

The members of the Administrative Committee, or any agent appointed by said Committee, shall be indemnified and held harmless by the Employer against and from any and all losses, cost, liability, or expense that may be imposed upon or reasonably incurred by such persons in connection with or resulting from any claim, action, suit or proceeding to which any such person may be party by their reason to act or not act under the Plan and against and from any and all amounts paid by such persons in settlement (with the Employer’s written approval) or paid by such persons in satisfaction of a judgment in any such action, suit or proceeding. The provisions of this Section 9.3 shall not apply to any person if such loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

Section 9.4 Non-Alienation of Benefits

Except as provided in Section 6.3, or by mutual agreement between the Employer and any Participant or Former Participant, benefits payable under the Plan shall not be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

ARTICLE X

MISCELLANEOUS

Section 10.1 Applicable Law

The Plan shall be governed and construed in accordance with the laws of the State of New York.

Section 10.2 Plan not an Employment Contract

The Plan is not, nor shall it be construed to be, an employment contract between the Employer or an Affiliate and an Employee. The receipt of benefits hereunder does not give any person the right to be continued in the employ of the Employer or an Affiliate, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge (with or without cause) or any other change of employment status.

Section 10.3 Source of Payment

The benefits payable under the Plan are an obligation and liability of the applicable Employer. Amounts paid under the Plan shall be paid in cash from the Trust, but only to the extent the amount then standing in the Trust and allocated to a Participant’s or Former Participant’s Account has been paid to the Trust. Amounts not paid from the Trust shall be paid from the general assets of the applicable Employer.

No Participant, Former Participant or Beneficiary shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship of any kind between the Employer or an Affiliate and a Participant, Former Participant or Beneficiary.

A Participant, Former Participant or Beneficiary shall not acquire any interest under the Plan greater than that of an unsecured creditor.

Section 10.4 Tax Withholding

The Employer shall withhold from any payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

Section 10.5 Severability

In the event any provision of the Plan shall be held invalid or illegal, either in whole or in part, for any reason, then any such provision shall be construed and enforced as if such provisions had never been included in the Plan and the Employer shall have the right to correct or remedy any such provision by amendment to the Plan.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officers in multiple copies, each of which shall be deemed an origin but all of which shall constitute one and the same instrument, this      day of                 , 1996, but effective as of the first day of June, 1995.

SCHLUMBERGER LIMITED

By

ATTEST:

[SEAL]